Exhibit 10.5

PRIVATE AND CONFIDENTIAL

5 September 2005

Level 6 Sims Group House
41 McLaren Street North Sydney NSW 2060 Australia
Mr Jeremy Sutcliffe	GPO Box 4155 Sydney NSW 2001
26 Prince Albert Street	Phone 612 9956 9100 Facsimile 612 9954 9680
Mosman NSW 2088	www.sims-group com

Sims Group Limited ABN 37 008 634 526
Dear Jeremy,
RE: OFFER OF EMPLOYMENT WITH SIMS CO LIMITED
Further to our recent discussions, I am pleased to offer you, on behalf of Sims Co Limited, employment with Sims Co Limited ACN 114838630 (‘Company’) on the following terms and conditions in relation to your expanded role as Group Chief Executive, Sims Group. This offer is subject to the completion of the Scheme of Arrangement contemplated by the Company and Sims Group Limited to facilitate the merger of the recycling assets of Hugo Neu Corporation with the Company (‘Scheme’). The Retention Incentive component of your new terms will be subject to shareholder approval which will be sought as part of the series of resolutions to be put to shareholders at the same time as they are asked to approve the Scheme.
1.	POSITION
Your current role as Group Chief Executive will continue to be based at the North Sydney Sims Group Head Office or any subsequent head office location within the Sydney metropolitan area or any other location mutually agreed on.
2.	COMMENCEMENT AND TERM
Except for clause 4 and Schedule 1 (which provide for the Retention Incentive), the terms and conditions set out in this letter will become effective immediately following the date of Closing under the Contribution Agreement (‘Contribution Agreement’) dated 24 June 2005 between (among others) the Company and Hugo Neu Corporation (‘Start Date’). The anticipated Start Date is 1 October 2005. Clause 4 and Schedule 1 (providing for the Retention Incentive) will become effective on the earlier of the Start Date and the day 28 days after shareholders approve the grant to you of the Retention Incentive (‘Grant Date’).
This Agreement (including clause 4 and Schedule 1) shall be void and shall be deemed never to have been of any force or effect, if Closing under the Contribution Agreement does not occur and the Contribution Agreement is terminated. In this event neither party will be entitled to any compensation or payment of any nature whatsoever.
METAL RECYCLING | MANUFACTURING | ALUMINIUM | ENERGY | INTERNATIONAL | STEEL | PLASTICS | INDUSTRIAL | RECYCLING SOLUTIONS

This Agreement is for a term of five (5) years commencing on the Start Date. This Agreement will incorporate the terms of the Employment Agreement between you and Simsmetal Limited (ACN 008 634 526) dated 28 February 2002 (‘Employment Agreement’), and references in that document to your employer will be understood to be references to Sims Co Limited. However, the terms incorporated from the Employment Agreement will also expire upon expiry of this Agreement.
On the commencement of your employment with the Company under this Agreement, the Employment Agreement and your employment with Sims Group Limited will terminate by mutual consent. Sims Co Limited will recognise your service with Sims Group Limited for the purpose of calculating any leave and superannuation entitlements.
3.	REMUNERATION
(i)	Fixed Remuneration Package (“Package”)

You will be entitled to a total Package (referred to in the Employment Agreement as Base Remuneration) of $1,350,000 per annum commencing from the Start Date but backdated to 1 July 2005. Your Package includes the total cost to the Company of all Package components including salary, benefits, and the cost of fringe benefits tax payable by the Company on benefits provided.

In years 2006 and 2007, your Package will be subject to increases consistent with the Group’s approved average salary increase budget for Australian employees. Your first review and any resultant increase will be effective 1 July 2006. Your Package will be increased at a level exceeding the Group average increase only if there is a significant change in circumstances.

(ii)	Annual Executive Bonus

You will continue to be eligible for inclusion in the executive annual bonus program (STI) under the Group category with a maximum bonus potential of 70% of your Package. Payment of any bonus is based on the achievement of personal priorities (20%) and the profitability (ROCCE) of the Company (50%).

(iii)	Long Term Incentive

You will continue to be eligible for inclusion in the Sims Group’s Long Term Incentive Program and your maximum LTI potential is equivalent to 50% of Package. The Company is modifying the program commencing 1 July 2005 to allow participants to also elect to take shares in lieu of cash. With the increase in your potential LTI reward, it is a condition that you elect to take at least 35% of your total potential LTI reward in shares. It should be noted that the cash component of the LTI scheme will expire in June 2008. Thereafter, it is intended the LTI scheme become 100% share based.
4.	RETENTION INCENTIVE

Subject to shareholder approval, you will be entitled to participate in a Retention Incentive on the terms and conditions set out in Schedule 1 (‘Retention Incentive’) with the intent that the maximum benefit provided is equivalent to $2,000,000 (calculated at the Grant Date) over the Retention Incentive term. The Incentive will be by way of a grant of performance rights (‘Rights’) to Shares. A Right is a contractual right to acquire a pre-set number of Shares, provided specific performance hurdles are met.

In this clause, “Shares” means shares in Sims Group Limited until such time as Sims Co Limited is admitted to the Official List of ASX, and from that time it shall mean shares in Sims Co Limited.

5.	TAXATION AND VISA
(i)	It is the Company’s view, based on advice, that if you spend approximately 25% of your time in the United States, that you will have no liability to US federal or state income or other taxes. The Company will bear the cost of any tax advice in this regard, from time to time, and will also bear the costs associated with the filing of any US income tax returns. In the event that any tax liability does arise which would increase your tax burden above Australian levels, the Company will reimburse any losses incurred as a result.

(ii)	If required, the Company will arrange for and bear the cost of obtaining any US immigration visas.
6.	TERMINATION

Neither party may terminate your employment during the first 2 years from the Start Date and thereafter your employment may be terminated by either party by providing 12 months’ notice in writing, provided that the Company may terminate your employment at any time for Cause. “Cause” means any reason for which the Company may terminate your employment under clause 15.2 of the Employment Agreement. Clause 15. 1 of the Employment Agreement will not be incorporated into this Agreement.

If your employment is terminated by the Company after the first 2 years following the Start Date for any reason other than Cause, the Company may provide, in lieu of notice, a payment equal to the current Package, plus any additional superannuation contribution required to make your superannuation benefit equivalent to the benefit that you would have received if you had remained in employment with the Company for the whole of your notice period.

7.	TAKE OVER

In the case of a take over of the Company, and if you are still in the employ of the Company 6 months following the completion of the take over, you will be entitled to a payment equivalent to 6 months of your current Package (‘Retention Payment’). The Company shall not be entitled to terminate your employment during the 6 month period without payment of the Retention Payment. Clause 10.2 of the Employment Agreement is not incorporated into this Agreement. If a take over occurs, you will also be entitled to a pro rata vesting of Rights under the Retention Incentive in accordance with clause 1.13 of Schedule 1.

In this clause, “take over” means any transaction (whether by scheme, takeover bid under the Corporations Act or other arrangement) under which a party acquires more than 50% of the issued share capital of the Company.

8.	CODE OF CONDUCT

The Group’s Code of Conduct document defines the Group’s basic principles of business conduct and outlines minimum standards of behaviour expected from our employees. You are expected to follow the terms of the Code.
All terms and conditions of employment as stated in the Employment Agreement will be deemed incorporated into, and form part of, this letter. To the extent that the terms and conditions of your employment set out in this letter are inconsistent with the terms and conditions in the Employment Agreement, the provisions of this letter will prevail.

If you are in agreement with the contents of this letter and accept the terms offered, please acknowledge your agreement by signing the enclosed duplicate copy of this letter and returning it to me.
I wish you every success in your expanded role.
Yours sincerely,
/s/ Paul Mazoudier
PAUL MAZOUDIER
Chairman
Sims Group Limited
For and on behalf
Sims Co Limited

Schedule 1 — Retention Incentive
1.1	In the interests of the Company, shareholders and continuity of business, participation in a Retention Incentive equivalent at the Grant Date to $2,000,000 in the form of Performance Rights to acquire Shares will be provided, subject to performance hurdles detailed in Table 1 (‘Performance Hurdles’). The Retention Incentive, if achieved, will be delivered via 5 tranches (‘Tranches’) as set out in Table 1.

1.2	The Retention Incentive will commence on the Grant Date.

1.3	The Retention Incentive will be subject to shareholder approval sought in addition to the shareholders’ overall approval of the Scheme.

1.4	The Retention Incentive will be administered by the Board.

1.5	The number of shares that are the subject of the Rights will be calculated by dividing $2,000,000 by the weighted average market price at which the shares in Sims Group Limited were traded on the ASX during the five trading days immediately preceding the Start Date.

1.6	‘Jeremy Sutcliffe’ will be the nominated beneficiary of the Rights.

1.7	You will not pay to acquire the Rights. If the Rights become exercisable and have not lapsed, you will be able to acquire Shares for nil consideration.

1.8	The Retention Incentive is subject to achieving Performance Hurdles including service and EPS growth targets in respect of Shares. The Rights will vest if Performance Hurdles are achieved at the end of the relevant period identified in Table 1 and you are in the employ of the Company on the date of the relevant vesting. (Except in respect of Tranche A), for Tranches B, C and D if the Performance Hurdles are not satisfied, each Tranche can be retested at the end of the next or any subsequent period to determine whether the annual 8% compound growth since the first anniversary of the Grant Date has been achieved. If a later Performance Hurdle is achieved, the earlier unvested Tranche or Tranches will then vest. This will provide further retention incentive to achieve and exceed the Hurdle.

1.9	In the case of your employment being terminated with or without Cause, all unvested Rights lapse immediately other than accrued and pro rata Rights to the date of termination. If Performance Hurdles are subsequently met in respect to those Rights, you may exercise those Rights on vesting.

1.10	Prior to the acquisition of Shares by the exercise of Rights, you will not receive dividends or have other shareholder benefits including voting rights in respect of such Shares.

1.11	Vested Rights may be exercised during a two year period from the date on which they vest and, to the extent they are not exercised within that period, they will lapse. However, your disposal of vested Rights will be subject to the policy “Dealing in Sims Group Limited Securities” and any other applicable policy. To exercise vested Rights, you must notify the Company in writing of your intention to exercise those Rights, stating how many Rights you are exercising and from what Tranche the Rights arise.

1.12	The Retention Incentive provides for the possibility of accelerated vesting of Rights in the event that the EPS compound growth equals or exceeds 12% as outlined in Table 1.

1.13	If a take over of the Company occurs and you are in the employ of the Company on the date on which the take over occurs and you have not given notice of termination, a portion of the Rights will vest on the date the take over occurs, without the need for any Performance Hurdle to be met. The Rights that vest on that date will be the accrued and pro rata portion of the Rights that would vest on the next vesting. An accrued and pro rata vesting under this clause 1.13 will be subject to any restriction imposed by an applicable rule of any relevant market of securities or by the Corporations Act 2001, and the Company will not be obliged to obtain any approval that may be required to avoid such a restriction.

1.14	“Shares” means shares in Sims Group Limited until such time as Sims Co Limited is admitted to the Official List of ASX, and from that time it shall mean shares in Sims Co Limited and “take over” means any transaction (whether by scheme, takeover bid under the Corporations Act or other arrangement) under which a party acquires more than 50% of the issued share capital of the Company.

Table 1 — Retention Incentive Schedule
The table below assumes a Grant Date of 1 October 2005. The Vesting Date and the Performance Period will be based on the period from the Grant Date to the month end closest to the anniversary of the Grant Date.

	Allocation	Vesting Date	Performance	Performance Period
	of Rights		Hurdles	(assumes a Grant Date of 1
				October 2005)
Tranche A Year 1	20%	30/09/06	- Nil, unless employment terminated with Cause by the Company	- Period commencing 1 October 2005 and ending 30 September 2006.

Tranche B Year 2	20%	30/09/07	- EPS compound growth since 1 October 2006 must equal or exceed 8% per annum	- Period commencing 1 October 2006 and ending 30 September 2007 subject to further retesting as per Schedule 1, 1.8.

Tranche C Year 3	20%	30/09/08	- EPS compound growth since 1 October 2006 must equal or exceed 8% per annum	- Period commencing 1 October 2006 and ending 30 September 2008 subject to further retesting.

Tranche D Year 4	20%	30/09/09	- EPS compound growth since 1 October 2006 must equal or exceed 8% per annum	- Period commencing 1 October 2006 and ending 30 September 2009 subject to further retesting.

Tranche E Year 5	20%	The fifth anniversary of the Start Date	- EPS compound growth since 1 October 2006 must equal or exceed 8% per annum
-     Period commencing 1 October 2006 and ending 30 September 2010
-     If EPS compound growth as at 30 September 2009 equals or exceeds 12% per annum after 3 years, all Tranche E Shares vest on 30 September 2009.

I hereby accept the above terms and conditions:

/s/ Stacey Bryce Signature of witness	/s/ Jeremy Sutcliffe JEREMY SUTCLIFFE

/s/ Stacey Bryce Name of witness (print)